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                                                                     EXHIBIT 2.3



                          UNIT AND WARRANT AGREEMENT

                                    BETWEEN

                       ADVANTAGE MARKETING SYSTEMS, INC.

                                      AND

                        U.S. STOCK TRANSFER CORPORATION

                         DATED AS OF NOVEMBER 6, 1997

                   (as amended and restated January 8, 1998)

     THIS WARRANT AGREEMENT, having an effective date of November 6, 1997, and as amended and restated as of January 8, 1998, is between Advantage Marketing Systems, Inc., an Oklahoma corporation (the "Company"), and U.S. Stock Transfer Corporation (the "Warrant Agent").

     WHEREAS, the Company, at or about the time that it is entering into this Agreement, proposes to offer and sell to public investors up to 1,000,000 shares of Common Stock, $.0001 par value (the "Common Stock") and 1,000,000 Redeemable Common Stock Purchase Warrants (each referred to herein as the "Warrant" or collectively as the "Warrants") in 1,300,000 units of one share of Common Stock and one Warrant (the "Units"), with an over-allotment option for an additional 195,000 Units (the "Offering"). Each Warrant entitles the holder thereto to purchase one share of Common Stock for a purchase price of $3.40 (the "Purchase Price"). The securities purchasable upon exercise of each Warrant, as well as the Purchase Price thereof, is subject to the terms and conditions, including adjustment in certain circumstances, of this Agreement;

     WHEREAS, the Company proposes to issue to Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., the representatives of the several underwriters of the Offering (the "Representatives") and their assigns warrants (the "Representatives' Warrants") to purchase up to 130,000 Units;

     WHEREAS, the Warrant Agent also serves as the Stock Transfer Agent and Registrar of the Company's Common Stock.

     WHEREAS, the Company desires to retain the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, transfer, exchange and replacement of the certificates evidencing the Units (the "Unit Certificates") and the Warrants (the "Warrant Certificates") (collectively and individually the Unit Certificates and Warrant Certificates are referred to as the "Certificates" or "Certificate") to be issued in connection with the Offering and to the Representatives and their assigns upon exercise of the Representatives' Warrants under this Agreement and the exercise of the Warrants; and

     WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Units and Warrants and the rights of the holders thereof and to set forth the respective rights and obligations of the Company and the Warrant Agent.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1. APPOINTMENT OF WARRANT AGENT. The Company appoints the Warrant Agent to act as agent for the Company in accordance with the instructions in this Agreement, and the Warrant Agent accepts such appointment.

     SECTION 2. DATE, DENOMINATION AND EXECUTION OF CERTIFICATES. The Certificates (and the Subscription and the Assignment to be printed on the reverse thereof) shall be in registered form only and shall be substantially of the tenor and purport recited in Exhibits A and B hereto, and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company

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may deem appropriate and as are not inconsistent with the provisions of this
Agreement, or as may be required to comply with any law, or with any rule or regulation made pursuant thereto, or with any rule or regulation of any stock exchange on which the Common Stock or Warrants may be listed, or to conform to usage. Each Certificate shall entitle the registered holder thereof, subject to the provisions of this Agreement and of the Warrant Certificate, to purchase on and after the Separation Date and on or before the close of business on November 6, 2002 (the "Expiration Date"), one fully paid and non-assessable share of Common Stock for each Warrant evidenced by such Certificate, upon payment of the Purchase Price per share described in Section 6 hereof. At any time on or before expiration of the Expiration Date, the previously established Expiration Date may be extended without limitation and as many times as the Company shall determine in its sole and absolute discretion. In the event the Expiration Date is extended, the Company shall promptly provide written notice to the holders of the Warrants of the extended Expiration Date. Each Unit Certificate issued as a part of the Offering shall be dated the date of the of the Prospectus (the "Final Prospectus) comprising in part of the Offering shall be dated November 6, 1997; each other Certificate shall be dated the date on which the Warrant Agent receives valid issuance instructions from the Company or, if such instructions specify another date, such other date.

     For purposes of this Agreement, the term "close of business" on any given date shall mean 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a business day, it shall mean 5:00 p.m., New York City time, on the next succeeding business day. For purposes of this Agreement, the term "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York, are authorized or obligated by law to be closed.

     Each Certificate shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or a Vice President, either manually or by facsimile signature printed thereon, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. Each Certificate shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any Certificate shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof by the Company, such Certificate, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Certificate had not ceased to be such officer of the Company.

     SECTION 3. SUBSEQUENT ISSUE OF CERTIFICATES. Subsequent to their original issuance, no Certificates shall be reissued except (i) Certificates issued upon transfer thereof in accordance with Section 4 hereof, (ii) Certificates issued upon any combination, split-up, or exchange of Certificates pursuant to Section 4 hereof, (iii) Certificates issued in replacement of mutilated, destroyed, lost or stolen Certificates pursuant to Section 5 hereof, (iv) Certificates issued upon the partial exercise of the Warrants pursuant to Section 7 hereof, and (v) Certificates issued pursuant to Section 22 hereof to reflect any adjustment or change in the Purchase Price or the number or kind of shares or securities purchasable thereunder. The Warrant Agent is hereby irrevocably authorized to countersign and deliver, in accordance with the provisions of Sections 4, 5, 7 and 22 hereof, the new Certificates required for purposes thereof, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Certificates duly executed on behalf of the Company for such purposes.

     SECTION 4. TRANSFERS AND EXCHANGES OF CERTIFICATES. The Warrant Agent shall keep or cause to be kept books for registration of ownership and transfer of the Certificates issued in accordance with this Agreement. Such registers shall show the names and addresses of the respective holders of the Certificates and the number of shares of Common Stock, if applicable, and the Warrants evidenced by each such Certificate.

     The Warrant Agent shall, from time to time, register the transfer of any outstanding Units and Warrants upon the books to be maintained by the Warrant Agent for that purpose, upon surrender of the Certificate evidencing such Units or Warrants, with the Assignment duly filled in and executed, to the Warrant Agent at its stock transfer office at any time on or before the Expiration Date, and upon payment to the Warrant Agent for the account of the Company of an amount equal to any applicable transfer tax. Payment of the amount of such tax may be made in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company.

     Upon receipt of a Certificate, with the Assignment duly completed and executed, accompanied by payment of

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an amount equal to any applicable transfer tax, the Warrant Agent shall promptly cancel the surrendered Certificate and countersign and deliver to the transferee a new Certificate for the number of full Units or Warrants transferred to such transferee; provided, however, that in case the registered holder of any Certificate shall elect to transfer fewer than all of the Units or Warrants evidenced by such Certificate, the Warrant Agent shall also promptly countersign and deliver to such registered holder a new Certificate or Certificates for the number of full Warrants not so transferred.

     Any Certificate or Certificates may be exchanged at the option of the holder thereof for another Certificate or Certificates of different denominations, of like tenor and representing in the aggregate the same number of Units or Warrants, upon surrender of such Certificate or Certificates, with the Assignment duly completed and executed, to the Warrant Agent, at any time or from time to time after the close of business on the date hereof and prior to the close of business on the Expiration Date. The Warrant Agent shall promptly cancel the surrendered Certificate and deliver the new Certificate pursuant to the provisions of this Section.

     In the event of the issuance of new Certificates pursuant to this Section 4 in replacement of the Unit Certificates after December 8, 1997, or such later date if such date is extended by Paulson Investment Company, Inc., in its sole discretion, pursuant to appropriate advance notice by the Company to the holders of the Units (the "Separation Date"), the Warrant Agent, in its capacity as Warrant Agent and as Transfer Agent and Registrar of the Common Stock, shall promptly cancel the surrendered Unit Certificate and countersign and deliver to the person entitled to receive the new Certificates in accordance with this
Section 4 certificates evidencing separately the shares of Common Stock and Warrants evidenced by the surrendered Unit Certificate and the surrendered Unit Certificate shall be canceled.

     SECTION 5. MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of any Certificate, and, in the case of loss, theft or destruction, such indemnity or security reasonably satisfactory to them, and reimbursement to them of all reasonable expenses incidental thereto, and in the case of mutilation, upon surrender and cancellation of the Certificate, the Warrant Agent shall countersign and deliver a new Certificate of like tenor for the same number of Warrants. In the event of the issuance of a new Certificate pursuant to this Section 5 after the Separation Date in replacement of a Unit Certificate, the Warrant Agent, in its capacity as Warrant Agent and Transfer Agent and Registrar of the Common Stock, shall countersign and deliver a certificate evidencing the number of shares of Common Stock and a Warrant Certificate evidencing the number of Warrants evidenced by the lost, stolen, destroyed or mutilated Unit Certificate.

     SECTION 6. ADJUSTMENTS OF NUMBER AND KIND OF SHARES PURCHASABLE. The number and kind of securities or other property purchasable upon exercise of a Warrant shall be subject to adjustment from time to time upon the occurrence, after the date hereof, of the following events:

     6.1 In case the Company shall (i) pay a dividend in, or make a distribution of, shares of Common Stock or of capital stock convertible into Common Stock on its outstanding Common Stock ("Stock Dividend"), (ii) subdivide its outstanding shares of Common Stock into a greater number of such shares ("Forward Split") or (iii) combine its outstanding shares of Common Stock into a smaller number of such shares ("Reverse Split"), the total number of shares of Common Stock and the number of shares of capital stock convertible into Common Stock purchasable upon the exercise of each Warrant outstanding immediately prior thereto shall be adjusted so that the holder of any Certificate thereafter surrendered for exercise shall be entitled to receive at the same aggregate Purchase Price the number of shares of Common Stock and the number of shares of capital stock convertible into Common Stock which such holder would have owned or have been entitled to receive immediately following the happening of any of the events described above had such Warrant been exercised in full immediately prior to the happening of such event. Any adjustment made pursuant to this Subsection shall, in the case of a Stock Dividend, become effective as of the record date therefor and, in the case of a Forward Split or Reverse Split, be made as of the effective date thereof. If, as a result of an adjustment made pursuant to this Subsection, the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company (whose determination shall be conclusive and shall be evidenced by a Board resolution filed with the Warrant Agent) shall determine the allocation of the adjusted Purchase Price between or among shares of such classes of capital stock.

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     6.2  In the event of any adjustment of the total number of shares of Common
Stock purchasable upon the exercise of Warrants pursuant to Subsection 6.1, the Purchase Price of each such Warrant shall remain unchanged, but the number of shares of capital stock purchasable upon exercise of each such Warrant shall be adjusted as provided in Subsection 6.1.

     6.3 In the event of a capital reorganization or a reclassification of the Common Stock (except as provided in Subsection 6.1 or Subsection 6.5), any holder of Warrants, upon exercise thereof, shall be entitled to receive, in lieu of the Common Stock to which the holder would have become entitled upon exercise immediately prior to such reorganization or reclassification, the shares (of any class or classes) or other securities or property of the Company (or cash) that the holder would have been entitled to receive at the same aggregate Purchase Price upon such reorganization or reclassification if the Warrants held had been exercised immediately prior thereto; and in any such case, appropriate provision (as determined by the Board of Directors of the Company, whose determination shall be conclusive and shall be evidenced by a Board resolution filed with the Warrant Agent) shall be made for the application of this Section 6 with respect to the rights and interests thereafter of the holders of Warrants (including, but not limited to, the allocation of the Purchase Price between or among shares of classes of capital stock), to the end that this Section 6 (including the adjustments of the number of shares of Common Stock or other securities purchasable) shall thereafter be reflected, as nearly as reasonably practicable, in all subsequent exercises of the Warrants for any shares or securities or other property (or cash) thereafter deliverable upon the exercise of the Warrants.

     6.4 Whenever the number of shares of Common Stock or other securities purchasable upon exercise of a Warrant is adjusted as provided in this Section 6, the Company will promptly file with the Warrant Agent a certificate signed by the Chairman of the Board, Chief Executive Officer or the President, or a Vice President of the Company and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth (i) the number and kind of shares purchasable, as so adjusted, (ii) stating that such adjustments in the number or kind of shares or other securities conform to the requirements of this Section 6, and (iii) setting forth a brief statement of the facts accounting for such adjustments. Such certificates shall be conclusive evidence of the correctness of such adjustments. Promptly after receipt of such certificate, the Company, or the Warrant Agent at the Company's request, will deliver, by first-class, postage prepaid mail, a brief summary thereof (to be supplied by the Company) to the registered holders of the outstanding Certificates; provided, however, that failure to file or to give any notice required under this Subsection, or any defect therein, shall not affect the legality or validity of any such adjustments under this Section 6; and provided further, that, where appropriate, such notice may be given in advance and included as part of the notice required to be given pursuant to Section 12 hereof.

     6.5 In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the corporation formed by such consolidation or merger or the corporation which shall have acquired such assets, as the case may be, shall execute and deliver to the Warrant Agent a supplemental warrant agreement providing that the holder of each Warrant then outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, solely the kind and amount of shares of stock and other securities and property (or cash) receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 6. The above provision of this Subsection 6.5 shall similarly apply to successive consolidations, mergers, sales or transfers.

     The Warrant Agent shall not be under any responsibility to determine the correctness of any provision contained in any such supplemental warrant agreement relating to either the kind or amount of shares of stock or securities or property (or cash) purchasable by holders of Certificates upon the exercise of their Warrants after any such consolidation, merger, sale or transfer or of any adjustment to be made with respect thereto, and (subject to the provisions of Section 20 hereof) may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, a certificate of a firm of independent certified public accountants with respect thereto.

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     6.6  Irrespective of any adjustments in the number or kind of shares issuable upon exercise of the Warrants, the Certificates theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Certificates initially issuable pursuant to this Warrant Agreement.

     6.7 The Company may retain a firm of independent public accountants of recognized standing, which may be the firm regularly retained by the Company, selected by the Board of Directors of the Company or the Executive Committee of said Board to make any computation required under this Section, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section 6.

     6.8  For the purpose of this Section, the term "Common Stock" shall mean
(i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Company, as amended, at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to this Section 6, the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section, and all other provisions of this Agreement, with respect to the Common Stock, shall apply on like terms to any such other shares.

     6.9 The Purchase Price may be reduced by the Company at any time, temporarily for not less than 20 days or during the remaining period of exercise of the Warrants as determined in the discretion of the Company, with respect to the Common Stock or any other securities purchasable upon exercise of the Warrants. In the event the Purchase Price is reduced in accordance with this
Section 6.9, the Company shall provide not less than 15 days prior written notice to the holders of the Warrants of the reduced Purchase Price, the period that the Warrants will be exercisable at the reduced Purchase Price, and the securities purchasable at the reduced Purchase Price.

     SECTION 7. EXERCISE AND REDEMPTION OF WARRANTS. Unless the Warrants have been redeemed as provided in this Section 7, the registered holder of any Certificate may exercise the Warrants evidenced thereby in whole at any time or in part from time to time on or after the Separation Date and at or prior to the close of business on the Expiration Date, subject to the provisions of Section 9 hereof, at which time the Warrant evidenced by any Certificate shall be and become wholly void and of no value. Warrants may be exercised by their holders or redeemed by the Company as follows:

     7.1 Exercise of Warrants shall be accomplished upon surrender of the Certificate evidencing such Warrants, with the Subscription on the reverse side thereof duly completed and executed, to the Warrant Agent at its stock transfer office, together with payment to the Company of the Purchase Price (as of the date of such surrender) of the Warrants then being exercised and an amount equal to any applicable transfer tax and, if requested by the Company, any other taxes or governmental charges which the Company may be required by law to collect in respect of such exercise. Payment of the Purchase Price and other amounts may be made in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company. No adjustment shall be made for any cash dividends, whether paid or declared, on any securities issuable upon exercise of a Warrant.

     7.2 Upon receipt of a Certificate, with the Subscription duly completed and executed, accompanied by payment of the Purchase Price of the Warrants being exercised (and of an amount equal to any applicable taxes or government charges as aforesaid), the Warrant Agent shall promptly request from the Transfer Agent with respect to the securities to be issued and deliver to or upon the order of the registered holder of such Certificate, in such name or names as such registered holder may designate, a certificate or certificates for the number of full shares of the securities to be purchased, together with cash made available by the Company pursuant to Section 8 hereof in respect of any fraction of a share of such securities otherwise issuable upon such exercise. If the Warrant is then exercisable to purchase property other than securities, the Warrant Agent shall take appropriate steps to cause such property to be delivered to or upon the order of the registered holder of such Certificate. In addition, if it is required by law, the Warrant Agent will deliver to each warrant holder a prospectus which complies with the provisions of Section 9 of the Securities Act, and the Company

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agrees to supply the Warrant Agent with sufficient number of prospectuses for such purpose.

     7.3 In case the registered holder of any Certificate shall exercise fewer than all of the Warrants evidenced by such Certificate, the Warrant Agent shall promptly countersign and deliver to the registered holder of such Certificate or Certificates, or to his duly authorized assigns, a new Certificate or Certificates evidencing the number of Warrants that were not so exercised. In the event exercised Warrants are evidenced by a Unit Certificate, the Warrant Agent shall also promptly countersign and deliver to the registered holder a certificate or certificates evidencing the number of shares of Common Stock evidenced by the Unit Certificate and the Unit Certificate shall be canceled.

     7.4 Each person in whose name any certificate for securities is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the securities represented thereby as of, and such certificate shall be dated, the date upon which the Certificate was duly surrendered in proper form and payment of the Purchase Price (and of any applicable taxes or other governmental charges) was made; provided, however, that if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares as of, and the certificate for such shares shall be dated, the next succeeding business day on which the stock transfer books of the Company are open (whether before, on or after the Expiration Date), and the Warrant Agent shall be under no duty to deliver the certificate for such shares until such date. The Company covenants and agrees that it shall not cause its stock transfer books to be closed for a period of more than 20 consecutive business days except upon consolidation, merger, sale of all or substantially all of its assets, dissolution or liquidation or as otherwise provided by law.

     7.5 The Warrants outstanding at the time of a redemption may be redeemed at the option of the Company, in its sole and absolute discretion and in whole but not in part, on not less than 30 days' (the "Notice Period") written notice to the holders of such Warrants at a price equal to $0.25 per Warrant (the "Redemption Price"). The right to redeem the Warrants may be exercised by the Company only in the event (i) the closing sale price for the Company's shares of Common Stock has exceeded 200 percent of the Purchase Price, as so adjusted during any period of at least 20 consecutive trading days whether immediately preceding or otherwise any notice of redemption, (ii) the Company has an effective registration statement (or post-effective amendment to an existing registration statement) pertaining to the securities underlying the Warrants, which registration statement would enable a Warrant holder to exercise the Warrants under the Securities Act, and (iii) expiration of the 30-day notice period before the Expiration Date. '-In the event the Company exercises its right to redeem the Warrants, the Warrants will be exercisable until the close of business of the business day immediately preceding the date fixed for redemption in such notice (the "Redemption Date"). On the Redemption Date the holders of record of the Warrants shall be entitled to payment of the Redemption Price upon surrender of such redeemed Warrants to the Company at the stock transfer office of the Warrant Agent.

     7.6 Notice of redemption of Warrants shall be given at least 30 days prior to the Redemption Date by mailing, by registered or certified mail, return receipt requested, a copy of such notice to all of the holders of record of Warrants at their respective addresses appearing on the books or transfer records of the Warrant Agent or such other address designated in writing by the holder of record to the Warrant Agent not less than 40 days prior to the Redemption Date. The notice of redemption shall specify the Redemption Price to be paid, the name and address of the Warrant Agent, the intention of the Company to deposit the Redemption Price with the Warrant Agent on or before the Redemption Date, and that the right to exercise the Warrants shall terminate at 5:00 p.m. New York City time on the business day immediately preceding the Redemption Date.

     7.7 From and after the Redemption Date, all rights of the holders of Warrants (except the right to receive the Redemption Price) shall terminate, but only if (i) on or prior to the Redemption Date the Company shall have irrevocably deposited with the Warrant Agent as paying agent a sufficient amount to pay on the Redemption Date the Redemption Price for all Warrants and (ii) the notice of redemption shall have stated the name and address of the Warrant Agent and the intention of the Company to deposit such amount with the Warrant Agent on or before the Redemption Date.

     7.8 The Warrant Agent shall pay to the holders of record of redeemed Warrants all moneys received by the Warrant Agent for the redemption of Warrants to which the holders of record of such redeemed Warrants who shall have

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surrendered their Warrants are entitled.

     7.9 Any amounts deposited with the Warrant Agent that are not required for redemption of Warrants may be withdrawn by the Company. Any amounts deposited with the Warrant Agent that shall be unclaimed during the six months following the Redemption Date may be withdrawn by the Company, and thereafter the holders of the Warrants called for redemption for which such funds were deposited shall look solely to the Company for payment. The Company shall be entitled to the interest, if any, on funds deposited with the Warrant Agent, and the holders of redeemed Warrants shall have no right to any such interest.

     7.10 In the event the Company fails to make a sufficient deposit with the Warrant Agent as provided above, the holder of any Warrants called for redemption may at the option of the holder (i) by notice to the Company declare the notice of redemption a nullity as to such holder or (ii) proceed against the Company for the Redemption Price. If the holder brings an action against the Company for the Redemption Price, the Company will pay reasonable attorneys' fees of the holder. If the holder fails to bring an action against the Company for the Redemption Price within 60 days after the Redemption Date, the holder shall be deemed to have elected to declare the notice of redemption to be a nullity as to such holder, and such notice shall be without any force or effect as to such holder.

     SECTION 8. FRACTIONAL INTERESTS. The Company shall not be required to issue any Certificate evidencing a fraction of a Unit or Warrant or to issue fractions of shares of securities on the exercise of the Warrants. If any fraction (calculated to the nearest one-hundredth) of a Warrant or a share of securities would, except for the provisions of this Section 8, be issuable on the exercise of any Warrant, the Company shall purchase such fraction for an amount in cash equal to the current value of such fraction computed on the basis of the quoted closing high bid price on the trading day immediately preceding the day upon which such Certificate was surrendered for exercise in accordance with Section 7 hereof. By accepting a Certificate, the holder thereof expressly waives any right to receive a Certificate evidencing any fraction of a Warrant or to receive any fractional share of securities upon exercise of a Warrant.

     SECTION 9. RESERVATION OF SECURITIES AND PROPERTY; REGISTRATION OF SECURITIES. The Company covenants that it will at all times, solely for the purpose of issuance and delivery upon exercise of the Warrants, reserve and keep available, free from preemptive and other rights, out of its authorized and unissued shares of Common Stock, such number of shares of Common Stock as shall then be issuable and all other securities and property as shall then be deliverable upon the exercise of all outstanding Warrants. The Company covenants that all securities which shall be so issuable shall, upon such issue, be duly authorized, validly issued, fully paid and non-assessable.

     The Company covenants that if any securities, required to be reserved for the purpose of issue upon exercise of the Warrants hereunder, require registration with or approval of any governmental authority under any federal or state law before such securities may be issued upon exercise of Warrants, the Company will file a Registration Statement on the appropriate form and all post-effective amendments to such Registration Statement necessary to permit the offer and sale of the securities underlying the Warrants pursuant to the Securities Act at any and all times during the term of the Warrants; provided, however, that in no event shall such securities be issued, and the Company is authorized to refuse to honor the exercise of any Warrant, if such exercise would result in the opinion of the Company's Board of Directors, upon advice of counsel, in the violation of any law; and provided further that, in the case of a Warrant exercisable solely for securities listed on a securities exchange or for which there are at least two independent market makers, in lieu of obtaining such registration or approval, the Company may elect to redeem Warrants submitted to the Warrant Agent for exercise for a price equal to the difference between the aggregate low asked price, or closing price, as the case may be, of the securities for which such Warrant is exercisable on the date of such submission and the Purchase Price of such Warrants. In the event of such redemption, the Company will pay to the holder of such Warrants the above-described redemption price in cash within 10 business days after receipt of notice from the Warrant Agent that such Warrants have been submitted for exercise.

     SECTION 10. REDUCTION OF CONVERSION PRICE BELOW PAR VALUE. Before taking any action that would cause an adjustment pursuant to Section 6 hereof reducing the portion of the Purchase Price required to purchase one share of capital stock below the then par value (if any) of a share of such capital stock, the Company will use its best efforts to take any corporate action which, in the opinion of its counsel, may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such capital stock.

     SECTION 11. PAYMENT OF TAXES. The Company covenants and agrees that it will pay when due and payable any and all federal and state documentary stamp and other original issue taxes which may be payable in respect of the original issuance of the Certificates, or any shares of Common Stock or other securities upon the exercise of Warrants. The Company shall not, however, be required (i) to pay any tax which may be payable in respect of any transfer involved in the transfer and delivery of Certificates or the issuance or delivery of certificates for Common Stock or other securities in a name other than that of the registered holder of the Certificate surrendered for purchase or (ii) to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of any Warrant until any such tax shall have been paid, all such tax being payable by the holder of such Certificate at the time of surrender.

     SECTION 12. NOTICE OF CERTAIN CORPORATE ACTION. In case the Company after the date hereof shall, other than in connection with the Offering, propose (i) to offer to the holders of Common Stock rights to subscribe to or purchase any additional shares of any class of its capital stock, any evidences of its indebtedness or assets, or any other rights or options or (ii) to effect any reclassification of Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Common Stock) or any capital reorganization, or any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or any sale, transfer or other disposition of its property and assets substantially as an entirety, or the liquidation, voluntary or involuntary dissolution or winding-up of the Company, then, in each such case, the Company shall file with the Warrant Agent and the Company (or the Warrant Agent on its behalf) shall mail (by first-class, postage prepaid mail) to all registered holders of the Certificates notice of such proposed action, which notice shall specify the date on which the books of the Company shall close or a record be taken for such offer of rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, voluntary or involuntary dissolution or winding-up shall take place or commence, as the case may be, and which shall also specify any record date for determination of holders of Common Stock entitled to vote thereon or participate therein and shall set forth such facts with respect thereto as shall be reasonably necessary to indicate any adjustments in the number or kind of shares or other securities purchasable upon exercise of Warrants which will be required as a result of such action. Such notice shall be filed and mailed in the case of any action covered by clause (i) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of such action or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record are to be entitled to such offering; and, in the case of any action covered by clause (ii) above, at least 20 days prior to the earlier of the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, voluntary or involuntary dissolution or winding-up is expected to become effective and the date on which it is expected that holders of shares of Common Stock of record on such date shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, voluntary or involuntary dissolution or winding-up. Failure to give any such notice or any defect therein shall not affect the legality or validity of any transaction listed in this Section 12.

     SECTION 13. DISPOSITION OF PROCEEDS ON EXERCISE OF WARRANTS. Upon the exercise of any Warrant, the Warrant Agent shall promptly deposit the payment into an escrow account established by mutual agreement of the Company and the Warrant Agent at a federally insured commercial bank. All funds deposited in the escrow account will be disbursed on a weekly basis to the Company once they have been determined by the Warrant Agent to be collected funds. Once the funds are determined to be collected, the Warrant Agent shall cause the share certificate(s) representing the exercised warrants to be issued.

     The Warrant Agent shall keep copies of this Agreement available for inspection by holders of Warrants during normal business hours at the stock transfer office of the Warrant Agent. Copies of this Agreement may be obtained upon written request addressed to the Warrant Agent at its stock transfer office.

     SECTION 14. CERTIFICATE HOLDER NOT DEEMED A SHAREHOLDER. No holder, as such, of any Warrant shall be entitled to vote, receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of the Warrants represented by a certificate for any purpose whatever, nor shall anything contained herein or in any Certificate be construed to confer upon the holder of any Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise), or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 12 hereof), or to receive dividend or subscription rights, or otherwise, until such Warrant shall have been exercised in accordance with the provisions of this Agreement and the receipt of the Purchase Price and any other amounts payable upon such exercise by the Warrant Agent.

     SECTION 15. RIGHT OF ACTION. All rights of action in respect to this Agreement are vested in the respective registered holders of the Certificates; and any registered holder of any Certificate, without the consent of the Warrant Agent or of the holder of any Certificate, may, on his own behalf for his own benefit, enforce, and may institute and maintain any suit, action or preceding against the Company suitable to enforce, or otherwise in respect of, the holder's right to exercise the Warrants evidenced by such Certificate, for the purchase of shares of the Common Stock and any other securities and property of the Company in the manner provided in the Certificate and in this Agreement.

     SECTION 16. AGREEMENT OF HOLDERS OF CERTIFICATES. Every holder of a Certificate, by accepting the same, consents and agrees with the Company, the Warrant Agent and every other holder of a Certificate that:

     16.1 The Certificates are transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in this Agreement; and

     16.2 The Company and the Warrant Agent may deem and treat the person in whose name the Certificate is registered as the absolute owner of the Unit or Warrant (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

     SECTION 17. CANCELLATION OF CERTIFICATES. In the event that the Company shall purchase or otherwise acquire any Certificate or Certificates after the issuance thereof, such Certificate or Certificates shall thereupon be delivered to the Warrant Agent and be canceled by it and retired. The Warrant Agent shall also cancel any Certificate delivered to it for exercise, in whole or in part, or delivered to it for transfer, split-up, combination or exchange.
Certificates so canceled shall be delivered by the Warrant Agent to the Company from time to time, or disposed of in accordance with the instructions of the Company.

     SECTION 18. CONCERNING THE WARRANT AGENT. The Company agrees to pay to the Warrant Agent from time to time, on demand of the Warrant Agent, reasonable compensation for all services rendered by it hereunder and also its reasonable expenses and other reasonable disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense, incurred without negligence, bad faith or willful misconduct on the part of the Warrant Agent, arising out of or in connection with the acceptance and administration of this Agreement.

     SECTION 19. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any instrument or agreement or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 21 hereof. In the case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, any of the Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Certificates so countersigned; and in the case that at any time the Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Certificates shall have the full force provided in the Certificates and in this Agreement.

     In the case that at any time the name of the Warrant Agent shall be changed and at such time any of the Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Certificates so countersigned; and in case at that time any of the Certificates shall not have been countersigned, the Warrant Agent may countersign such Certificates either in its prior name or in its changed name; and in such cases such Certificates shall have the full force provided in the Certificates and in this Agreement.

     SECTION 20. DUTIES OF WARRANT AGENT. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Certificates, by their acceptance thereof, shall be bound:

     20.1 The Warrant Agent may consult with counsel satisfactory to it (who may be counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted by it in good faith and in accordance with such opinion; provided, however that the Warrant Agent shall have exercised reasonable care in the selection of such counsel.

     20.2 Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any two of the Chairman of the Board, Chief Executive Officer or the President or a Vice President or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

     20.3 The Warrant Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

     20.4 The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Certificates (except its countersignature on the Certificates and such statements or recitals as describe the Warrant Agent or action taken or to be taken by it) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

     20.5 The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Certificate (except its countersignature thereof), nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Certificate; nor shall it be responsible for any change in the number of shares of Common Stock required under the provisions of Section 6 hereof or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Certificate or as to whether any shares of Common Stock will, when issued, be validly issued, fully paid and nonassessable.

     20.6 The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or take any other action likely to involve expense unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity, as determined in the sole discretion of the Warrant Agent, for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

     20.7 The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     20.8 The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, Chief Executive Officer or President or a Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with the Warrant Agent's duties, and it shall not be liable for any action taken or suffered or omitted by it in good faith in accordance with instructions of any such officer.

     20.9 The Warrant Agent will not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Certificates to be complied with by the Company.

     20.10 The Warrant Agent will not incur any liability or responsibility to the Company or to any holder of any Certificate for any action taken, or any failure to take action, in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by the Warrant Agent to be genuine and to have been signed, sent or presented by the proper party or parties.

     20.11 The Warrant Agent will act hereunder solely as agent of the Company in a ministerial capacity, and its duties will be determined solely by the provisions hereof. The Warrant Agent will not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence, bad faith or willful conduct.

     SECTION 21. CHANGE OF WARRANT AGENT. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days' prior notice in writing mailed, by registered or certified mail, to the Company. The Company may remove the Warrant Agent or any successor warrant agent upon 30 days' prior notice in writing, mailed to the Warrant Agent or successor warrant agent, as the case may be, by registered or certified mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent and shall, within 15 days following such appointment, give notice thereof in writing to each registered holder of the Certificates. If the Company shall fail to make such appointment within a period of 15 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent, then the Company agrees to perform the duties of the Warrant Agent hereunder until a successor Warrant Agent is appointed. After appointment the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it pursuant to this Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.

     SECTION 22. ISSUANCE OF NEW CERTIFICATES. Notwithstanding any of the provisions of this Agreement or the Certificates to the contrary, the Company may, at its option, issue new Certificates in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind of shares purchasable under the several Certificates made in accordance with the provisions of this Agreement.

     SECTION 23. NOTICES. Notice or demand pursuant to this Agreement to be given or made on the Company by the Warrant Agent or by the registered holder of any Certificate shall be sufficiently given or made if sent by first class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

           Advantage Marketing Systems, Inc.
           2601 Northwest Expressway, Suite 1210W
           Oklahoma City, Oklahoma  73112-7293
           Attention: President

     Subject to the provisions of Section 21, any notice pursuant to this Agreement to be given or made by the Company or by the holder of any Certificate to or on the Warrant Agent shall be sufficiently given or made if sent by first class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

           U.S. Stock Transfer Corporation
           1745 Gardena Avenue, Suite 200
           Glendale, California 91204-2291
           Attention: Stock Transfer Department

Any notice or demand authorized to be given or made to the registered holder of any Certificate under this Agreement shall be sufficiently given or made if sent by first class or registered mail, postage prepaid, to the last address of such holder as it shall appear on the registers maintained by the Warrant Agent.

     SECTION 24. MODIFICATION OF AGREEMENT. The Warrant Agent may, without the consent or concurrence of the holders of the Certificates, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in this Agreement that the Warrant Agent shall have been advised by counsel (who may be counsel for the Company) are necessary or desirable to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained, or to make any other provisions in regard to matters or questions arising hereunder and which shall not be inconsistent with the provisions of the Certificates and which shall not adversely affect the interests of the holders of Certificates. As of the date hereof, this Agreement contains the entire and only agreement, understanding, representation, condition, warranty or covenant between the parties hereto with respect to the matters herein, supersedes any and all other agreements between the parties hereto relating to such matters, and may be modified or amended only by a written agreement signed by both parties hereto pursuant to the authority granted by the first sentence of this Section.

     SECTION 25. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     SECTION 26. GOVERNING LAW. This Agreement and each Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Oklahoma and for all purposes shall be construed in accordance with the laws of such state.

     SECTION 27. TERMINATION. This Agreement shall terminate as of the close of business on the Expiration Date, or such earlier date upon which all Warrants shall have been exercised or redeemed, except that the Warrant Agent shall account to the Company pursuant to Section 4 as to all Warrants outstanding and all cash held by it as of the close of business on the Expiration Date.

     SECTION 28. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement or in the Certificates shall be construed to give to any person or corporation other than the Company, the Warrant Agent, and their respective successors and assigns hereunder and the registered holders of the Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, their respective successors and assigns hereunder and the registered holders of the Certificates.

     SECTION 29. DESCRIPTIVE HEADINGS. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          SECTION 30. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement, as amended and restated, to be duly executed, all as of the 8th day of January, 1998.

                                    ADVANTAGE MARKETING SYSTEMS, INC.


                                    By: /s/ ROGER P. BARESEL
                                       ---------------------------------------
                                        Roger P. Baresel, President


                                    U.S. STOCK TRANSFER CORP.

                                    By:
                                       ---------------------------------------